Exhibit 99.1

PETCO Animal Supplies Stores, Inc. Commences Tender Offer and

Consent Solicitation for its 10.75% Senior Subordinated Notes due 2011

SAN DIEGO, CA, SEPTEMBER 22, 2006 — PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet food, today announced that its wholly owned subsidiary, PETCO Animal Supplies Stores, Inc., has commenced a cash tender offer for any and all of its outstanding $89,267,000 aggregate principal amount 10.75% Senior Subordinated Notes due 2011 (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated September 22, 2006, and the related Consent and Letter of Transmittal. The subsidiary also is soliciting consents to certain proposed amendments to the indenture governing the Notes to eliminate most of the restrictive covenants and certain events of default. The tender offer is being conducted in connection with the pending acquisition of PETCO Animal Supplies by Leonard Green & Partners, L.P. and Texas Pacific Group and will only be consummated in the event such acquisition occurs. The tender offer documents more fully set forth the terms of the tender offer and consent solicitation.

The tender offer will expire at 9:00 a.m., New York City time, on October 23, 2006, unless extended or earlier terminated by PETCO Animal Supplies Stores. PETCO Animal Supplies Stores reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law.

The total consideration for the Notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the tender offer documents, on the basis of a yield to the first redemption date for the Notes equal to 50 basis points over a yield calculated with reference to U.S. Treasury Securities. Each holder who validly tenders its Notes and delivers consents on or prior to 5:00 p.m., New York City time, on October 5, 2006, shall be entitled to a consent payment, which is included in the total consideration paid on the Notes in respect of the tender, of $30 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer. Holders who tender Notes are required to consent to the proposed amendments to the indenture. Any tender of Notes prior to the consent date may be validly withdrawn and consents may be validly revoked at any time prior to the consent date, but not thereafter unless the tender offer and the consent solicitation are terminated without any Notes being purchased. Holders who tender Notes after the consent date will not receive the consent payment. PETCO Animal Supplies Stores expects to pay for any Notes purchased pursuant to the tender offer and consent solicitation in same-day funds on a date promptly following the expiration of the tender offer. In addition, PETCO Animal Supplies Stores may accept and pay for any Notes at any time after the consent date, in its sole discretion.

The obligation of PETCO Animal Supplies Stores to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver of certain conditions, including among other conditions, the satisfaction or waiver of the conditions to the consummation of the pending acquisition of PETCO Animal Supplies, the receipt of sufficient consents with respect to the proposed amendments to the indenture and the securing of sufficient financing for the purchase of the Notes and related fees and expenses. PETCO Animal Supplies Stores intends to finance the purchase of the Notes and related fees and expenses with proceeds from a new financing and will not be required to accept for purchase any Notes, or pay the tender offer consideration, if it does not receive sufficient funds to effect the tender through the financing. The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents which are being sent to holders of the Notes. Holders of the Notes are urged to read the tender offer documents carefully.

PETCO Animal Supplies Stores has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Copies of the tender offer documents and other related documents may be obtained from Morrow & Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 607-0088 (toll free) or (203) 658-9400 (collect).

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of PETCO Animal Supplies or PETCO Animal Supplies Stores. It also is not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About PETCO Animal Supplies, Inc.

We are a leading specialty retailer of premium pet food, supplies and services. Our vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. We operate more than 800 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, our non-profit organization, has raised more than $30 million in support of more than 3,500 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. These statements are based on our management’s current expectations. There are a number of risks and uncertainties that could cause our actual results to differ materially. For example, we may be unable to obtain financing for the tender. In addition, our pending acquisition by Leonard Green & Partners, L.P. and Texas Pacific Group may fail to be consummated. Certain other risks associated with our business are discussed from time to time in the reports filed by

PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and that certain Definitive Proxy Statement on Schedule 14A for the special meeting of our stockholders to consider and vote upon our pending proposed acquisition by Leonard Green & Partners, L.P. and Texas Pacific Group, filed with the SEC on September 18, 2006. We disclaim any intent or obligation to update these forward-looking statements.

Contacts for PETCO Animal Supplies, Inc.

Investors	Media
Rodney Carter	Kevin Whalen
SVP and Chief Financial Officer	VP, Communications
PETCO Animal Supplies, Inc.	PETCO Animal Supplies, Inc.
(858) 202-7848	(858) 202-7843

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